EXHIBIT 99.2

CDW Declares Cash Dividend of $0.1075 Per Share

Reinforcing Ongoing Commitment to Delivering Value to Stockholders

LINCOLNSHIRE, Ill., Aug. 03, 2016 (GLOBE NEWSWIRE) -- CDW Corporation (NASDAQ:CDW), today announced that its Board of Directors has declared a quarterly cash dividend of $0.1075 per common share to be paid on September 12, 2016 to all stockholders of record as of the close of business on August 25, 2016.  This represents a 59 percent increase over last year’s dividend.  Future dividends will be subject to Board of Director approval.

“Our 2016 second quarter cash dividend is 59 percent higher than last year’s,” said Ann E. Ziegler, senior vice president & chief financial officer, CDW.  “Annual dividend increases are an important component of our capital allocation strategy to deliver value to our shareholders just as we've delivered value to our customers and partners for more than 30 years."

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare organizations in the United States, Canada and the United Kingdom. A Fortune 500 company with multi-national capabilities, CDW was founded in 1984 and employs more than 8,700 coworkers. For the twelve months ended June 30, 2016, the company generated net sales of over $13 billion. For more information about CDW, please visit www.CDW.com.

Investor Inquiries

Sari Macrie, CFA
Vice President, Investor Relations
847-968-0238
investorrelations@cdw.com

Media Inquiries

Mary Viola
Vice President, Corporate Communications
847-968-0743
mediarelations@cdw.com

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